SPARROW FUNDS
                                DISTRIBUTION PLAN



         WHEREAS, Sparrow Funds, an Ohio business trust (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the "Shares"), which may be divided into one or more series of Shares ("Series"); and

     WHEREAS, the Trust currently offers one Series, Sparrow Growth Fund (the "Fund"); and

         WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Qualified Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

         NOW THEREFORE, the Trust hereby adopts this Plan for the Fund, subject to shareholder approval, in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

     1. Distribution Activities. Subject to the supervision of the ------------------------- Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities related to the distribution of Shares of the Fund, which activities may include, but are not limited to, the following: (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that are engaged in the sale of Shares, or that may be advising shareholders of the Trust regarding the purchase, sale or retention of Shares; (b) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that hold Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders; (c) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Shares or who render shareholder support services, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan. The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

     2. Maximum Expenditures. The expenditures to be made by the Trust --------------------- pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed in any fiscal year an amount calculated at the rate of 0.50% of the average daily net asset value of the Fund. Such payments for distribution  activities  may be made  directly  by the  Trust  or the
          Trust's investment adviser may pay such expenses and obtain reimbursement from the Trust.

     3. Term and Termination. (a) This Plan shall become effective upon ----------------------- approval by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

          (b) Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval.

          (c) This Plan may be terminated at any time by the vote of a majority of the qualified Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. If this Plan is terminated, the Fund will not be required to make any payments for expenses incurred after the date of termination.

     4.   Amendments.  All material  amendments to this Plan must be approved in
          -----------
          the manner provided for annual renewal of this Plan in Section 3(b) hereof. In addition, this Plan may not be amended to materially increase the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Fund (as defined in the 1940
          Act).


     5. Selection and Nomination of Trustees. While this Plan is in ---------------------------------------- effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

     6.   Quarterly  Reports.  The  Treasurer  of the  Trust  shall  provide  to
          ------------------ the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

     7.   Recordkeeping.   The  Trust  shall   preserve   copies  of  this  Plan
          --------------- and any related agreement and all reports made pursuant Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

     8. Limitation of Liability. A copy of the Agreement and ---------------------------- Declaration of Trust of the Trust, as amended, is on file with the Secretary of the State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this instrument are not binding upon the Trustees, the shareholders of the Trust individually or the assets or property of any other series of the Trust, but are binding only upon the assets and property of the Fund.